EXHIBIT 10.15

FOURTH AMENDMENT TO EMPLOYEMENT AGREEMENT

This fourth amendment ("Third Amendment") is entered into between Micropac Industries, lnc. ("Company") and Patrick S. Cefalu, ("Employee") for the purpose of amending that certain employment agreement between Employee and Company dated February 2, 2004 (the "Employment Agreement").

1.	Employee Compensation. Effective April 6, 2023, Employee's Annual Compensation shall be One Hundred Ninety-six Thousand, Six Hundred Twelve Dollars ($196,612.00) to be paid weekly. The base salary of Employee will be reviewed each year during the term of this agreement by the Company's President and CEO. Salary may be adjusted based on Employee's performance. In no event shall the base salary be reduced. Employee will be eligible to participate in any bonus plan recommended by the CEO and approved by the Board of Directors.

2.	Term. The Term of this Agreement is hereby extended for three (3) years beginning on April 6, 2023, subject to early termination as provided in the Employment Agreement. After the expiration of such three (3) years, either the Employee or the Company may terminate the Employment Agreement, at any time, by giving the other party hereto one hundred eighty (180) days written notice.

3.	Entire Agreement. Except as expressly amended hereby, the remaining terms and conditions of the Employment Agreement shall remain if full force and effect.

EMPLOYEE:	EMPLOYER:
Individual	Micropac Industries, Inc.

/s/ Patrick S. Cefalu	/s/ Mark W. King
Patrick S. Cefalu	Mark W. King
Title: Employee	Title: CEO & President